Exhibit 99.1

For immediate release
Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528

Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners, L.P.
Reports Record Adjusted EBITDA Results

Overland Park, KS (June 8, 2006)—Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported record Adjusted EBITDA and significantly improved Net Earnings for its fiscal third quarter ended April 30, 2006.

Fiscal third quarter net earnings from continuing operations of $30.9 million improved by nearly 70% while record Adjusted EBITDA from continuing operations results of $80.8 million improved by nearly 20%, each as compared to the third quarter of fiscal 2005. These improved results reflect the anticipated contributions from the partnership’s new operating platform, which more than offset the impacts from January’s unseasonably warm temperatures and customer conservation resulting from the high energy cost environment during the quarter.

Gross profit for the third fiscal quarter was a record $194.3 million, compared to $177.8 million achieved in the third quarter of fiscal 2005 reflecting improved margins resulting from enhanced pricing controls available under the partnership’s new operating platform, which more than offset the impact of reduced propane gallon demand in the fiscal quarter.

Propane gallon sales for the third fiscal quarter were 231.2 million, compared to 251.4 million gallons sold in the third quarter of fiscal 2005. The partnership’s gallon demand for the fiscal quarter was impacted by the carry-over effect of January’s record warm temperatures that were 29% warmer than normal and 25% warmer than January 2005. Gallon demand for the fiscal quarter was also impacted by the higher energy cost environment and, specifically, propane costs that on average were up nearly 15% as compared to the third quarter of fiscal 2005.

Operating expense for the fiscal third quarter was $95.6 million, compared to $93.5 million in the third quarter of fiscal 2005. Anticipated savings achieved from the partnership’s new operating platform were offset by increased variable expenses, including vehicle fuel costs and the continued growth in tank exchange sales volumes. General and administrative expense for the third fiscal quarter was $11.9 million, up compared to the third quarter of the prior fiscal year and consistent with the second quarter of fiscal 2006. Equipment lease expense was $6.5 million, down slightly compared to both the third quarter of the prior fiscal year and the second quarter of fiscal 2006.

“We are pleased by our record performance so far this fiscal year despite the challenges from Mother Nature this past winter and the rising energy cost environment,” said Mr. James E. Ferrell, Chairman and Chief Executive Officer. “In just the last 12 months, we have improved our Adjusted EBITDA from continuing operations by nearly $35 million by operating our business more effectively, supported by our new operating system. Looking ahead to fiscal 2007, we will be focused on operating, not implementing, our new business model with more emphasis than ever on growth through targeted sales and marketing, strategic acquisitions and start-up operations, each leveraging our low cost operating platforms.”

For the nine months ended April 30, 2006, propane sales volumes and gross profit were 681.9 million gallons and $542.8 million, respectively, and operating and general and administrative expenses were $281.9 million and $34.8 million, respectively. Interest and depreciation and amortization expenses for the nine-month period were $62.9 million and $63.9 million, respectively, and equipment lease expense for the same period was $20.7 million. Adjusted EBITDA from continuing operations for the nine months ended April 30, 2006 was a record $206.9 million and net earnings from continuing operations for the same period was $63.2 million.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than one million customers in all 50 states, the District of Columbia, Puerto Rico and Canada. Ferrellgas employees indirectly own more than 18 million common units of the partnership through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2005, as amended on Form 10K/A, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	April 30, 2006	July 31, 2005
Current Assets:
Cash and cash equivalents	$24,690	$20,505
Accounts and notes receivable, net	144,089	107,778
Inventories	107,595	97,743
Prepaid expenses and other current assets	12,558	12,861

Total Current Assets	288,932	238,887
Property, plant and equipment, net	745,327	766,765
Goodwill	233,830	234,142
Intangible assets, net	250,823	255,277
Other assets, net	12,354	13,902

Total Assets	$1,531,266	$1,508,973

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$98,506	$108,667
Short term borrowings	25,652	19,800
Other current liabilities (a)	80,203	71,535

Total Current Liabilities	204,361	200,002
Long-term debt (a)	977,560	948,977
Other liabilities	19,807	20,165
Contingencies and commitments	—	—
Minority interest	6,097	6,151
Partners’ Capital:
Common unitholders (60,505,350 and 60,134,054 units
outstanding at April 2006 and July 2005, respectively)	378,800	390,422
General partner unitholder (611,165 and 607,415 units
outstanding at April 2006 and July 2005, respectively)	(56,245)	(56,132)
Accumulated other comprehensive income (loss)	886	(612)

Total Partners’ Capital	323,441	333,678

Total Liabilities and Partners’ Capital	$1,531,266	$1,508,973

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes, which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2006 AND 2005
(in thousands, except per unit data)
(unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005
Revenues:
Propane and other gas liquids sales	$466,832	$442,520	$1,400,631	$1,330,417
Other	59,194	49,581	163,561	127,347

Total revenues	526,026	492,101	1,564,192	1,457,764
Cost of product sold:
Propane and other gas liquids sales	288,364	281,845	919,626	881,691
Other	43,319	32,506	101,788	68,516

Gross profit	194,343	177,750	542,778	507,557
Operating expense	95,559	93,468	281,894	279,328
Depreciation and amortization expense	21,138	20,927	63,864	61,551
General and administrative expense	11,852	9,839	34,793	31,678
Equipment lease expense	6,506	6,767	20,723	18,674
Employee stock ownership plan compensation charge	2,597	4,007	7,521	8,452
Loss on sale of assets and other	2,881	1,530	5,518	4,603

Operating income	53,810	41,212	128,465	103,271
Interest expense	(20,778)	(22,611)	(62,893)	(68,670)
Interest income	557	550	1,465	1,526

Earnings before income taxes, minority interest, and discontinued operations	33,589	19,151	67,037	36,127
Income tax expense	2,271	635	2,971	568
Minority interest (a)	377	249	829	544

Earnings from continuing operations before discontinued operations	30,941	18,267	63,237	35,015
Earnings from discontinued operations, net of minority interest	—	1,781	—	7,162

Net earnings	30,941	20,048	63,237	42,177
Distributions to senior unitholder	—	1,994	—	5,982
Net earnings available to general partner	309	181	632	362

Net earnings available to common unitholders	$30,632	$17,873	$62,605	$35,833

Basic earnings per common unit:
Net earnings available to common unitholders before discontinued operations (b)	$0.51	$0.30	$1.04	$0.54
Earnings from discontinued operations	—	0.03	—	0.13

Net earnings available to common unitholders (c)	$0.51	$0.33	$1.04	$0.67

Weighted average common units outstanding	60,483.8	54,110.3	60,346.3	53,097.8

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005
Propane gallons (d)	231,186	251,393	681,885	767,553

Net earnings	$30,941	$20,048	$63,237	$42,177
Income tax expense	2,271	635	2,971	568
Interest expense	20,778	22,611	62,893	68,670
Depreciation and amortization expense	21,138	20,927	63,864	61,551
Interest income	(557)	(550)	(1,465)	(1,526)

EBITDA	74,571	63,671	191,500	171,440
Employee stock ownership plan compensation charge	2,597	4,007	7,521	8,452
Unit and stock-based compensation charge (e)	346	—	1,581	—
Non-cash charges related to discontinued operations(f)	—	355	—	966
Loss on disposal of assets and other	2,881	1,530	5,518	4,603
Minority interest (a)	377	249	829	544

Adjusted EBITDA (g)	80,772	69,812	206,949	186,005
Adjusted EBITDA from discontinued operations	—	2,136	—	8,128

Adjusted EBITDA from continuing operations	80,772	67,676	206,949	177,877
Net cash interest expense (h)	(21,536)	(22,314)	(64,337)	(66,915)
Maintenance capital expenditures (i)	(3,399)	(3,694)	(9,458)	(14,735)

Distributable cash flow to equity investors (j)	$55,837	$41,668	$133,154	$96,227

(a) Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b) Amount calculated as 99% of the earnings (loss) before discontinued operations less distribution to senior unit holder; the result then divided by the weighted average common units outstanding.

(c) Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution of effect of the EITF 03-6 on net earnings per limited partner unit will typically impact the three months ending January 31. EITF 03-6 did not have a dilutive effect on the three and nine months ended April 30, 2006 and 2005.

(d) Propane gallons includes 0.5 million gallons and 3.3 million gallons for the three and nine months ended April 30, 2005 related to the storage and distribution business sold during July 2005 that were classified as discontinued operations.

(e) Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” was adopted during the first quarter of fiscal 2006 and requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Management adopted this standard using the modified prospective application method which resulted in a non-cash compensation charge of $0.1 million and $0.2 million to operating expense and general and administrative expense, respectively, for the three months ended April 30, 2006, and $0.4 million and $1.2 million to operating expense and general and administrative expense, respectively, for the nine months ended April 30, 2006.

(f) Non-cash earnings related to the storage and distribution business sold during July 2005 that were classified as discontinued operations for the three and nine months ended April 30, 2005.

(g) Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(h) Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(i) Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(j) Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.